Exhibit 2.2

              FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


          This First Amending Agreement is  made and entered into this

26th day  of October, 1994,  by and among  CUDDY FARMS, INC.,  a North

Carolina  corporation  (Cuddy),  CUDDY  INTERNATIONAL  CORPORATION,  a corporation  incorporated under  the laws  of Ontario  and controlling shareholders  of  Cuddy  (Cuddy  International), WLR  FOODS,  INC.,  a

Virginia  corporation  (WLR  Foods),  and  WAMPLER-LONGACRE,  INC.,  a

Virginia  corporation   and  wholly-owned  subsidiary  of   WLR  Foods

(Wampler-Longacre)  ("WLR  Foods" and  "Wampler-Longacre" collectively referred to herein as "Wampler").



                               RECITALS



          A.   The parties  entered into  an asset purchase  agreement

(the "Purchase  Agreement") dated July 27, 1994 providing for the sale by  Cuddy and  the purchase  by Wampler  of substantially  all of  the assets  related to  the Business  and  certain additional  assets more

particularly  described in  the Purchase  Agreement.   The expressions

used  in this First Amending  Agreement have the  meanings ascribed to them in the Purchase Agreement.



          B.   Sections 2.1(b)  and 2.1(c)  of the  Purchase Agreement

provide for the determination  of certain Post-Closing Adjustments and for  adjustment of the purchase  price set forth  in Section 2.1(a) of the Purchase Agreement in accordance therewith.  Section 2.1(d) of the

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Purchase Agreement provides  for the making of any  adjusting payments in respect of the purchase price on the Second Closing Date.

        C.   Section 5.9  of  the Purchase  Agreement  refers  to an

environmental  audit  and  provides  for the  allocation  of  cost and responsibility  for  any corrective  action  recommended  as a  result thereof.



          D.   The  parties  have  today agreed  to  the  Post-Closing

Adjustments and have agreed  to amend the Purchase Agreement to  fix a new Second Closing  Date and  clarify the obligations  of the  parties with respect to certain liabilities of the Business.



          NOW  THEREFORE  in consideration  of  the  premises and  the

mutual  covenants  and  agreements   contained  herein,  the   parties

represent and agree as follows:



          1.   Post-Closing Adjustments

               For  the purposes of  Section 2.1(c)(i) of the Purchase

Agreement,  it  is agreed  that the  Closing  Date Working  Capital is

$33,486,368 as  set forth in  Schedule 1 and accordingly  the purchase price  is decreased by $6,913,632 being the excess of $40,400,000 over

the  Closing  Date  Working Capital.    For  the  purposes of  Section

2.1(c)(ii)  of the Purchase Agreement,  it is agreed  that the capital expenditure program adjustment is $613,632 and that the purchase price

is  increased  by  said amount.    The  resulting  price reduction  of

$6,300,000, less the Stock Value of 100,000 shares of WLR Foods common

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stock ($2,400,000) is $3,900,000 which is payable by Cuddy pursuant to

Section 2.2(c) of the Purchase Agreement in cash on the Second Closing

Date.



          2.   Liabilities Assumed by Wampler-Longacre


          2.1  It is agreed that  Assumed Liabilities include, but are not limited to, all liabilities of the nature or type reflected in the

computation  of  Closing  Date   Working  Capital  as  set  forth   in

Schedule 1.   For the purpose  of further clarification,  it is agreed

that  Assumed Liabilities also include all liabilities relating to any post-retirement health  care plan  adopted by  Wampler to  replace, if necessary pursuant to  the provisions of  section 3.3 of the  Purchase

Agreement, the  post-retirement health  care plan sponsored  by Cuddy,

certain details of  which are referred to in Note (3)  of the Notes to

Statement  of  Net Assets  Sold  and Supplementary  Information  as at

August 29,  1994 as  reported  on  by  KPMG  Peat  Marwick  LLP  dated

September 28, 1994, a copy of which is attached as Schedule 2.1.



          2.2. It  is   agreed  that  the  trade   payables  totalling

$203,510.90, particulars  of which  have been  provided by  Wampler to

Cuddy, are  Assumed Liabilities which were  inadvertently omitted from the financial records of Cuddy as at August 29, 1994 and which Wampler

represents have now been paid.   Cuddy shall reimburse the said sum to

Wampler  on the  Second Closing  Date.   Any other  unrecorded Assumed

Liabilities  shall be dealt  with under  Section 16.1 of  the Purchase

Agreement.



          3.   Excluded Liabilities

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          3.1  It is agreed  that Wampler assumes no  liability to pay any  of  the  workers  compensation  claims,  post  retirement  health benefits, longevity  pay and  other debts, liabilities  or obligations relating  to certain employee matters which  are described in Schedule

3.1 and which,  although they relate to the Business, shall remain the responsibility of Cuddy.

          3.2  The   sum   of   $80,892.02,   which   Wampler-Longacre

represents it  has paid since  the Closing Date in  respect of workers compensation claims  for which Cuddy  remains responsible, particulars of which have  been provided  by Wampler-Longacre to  Cuddy, shall  be reimbursed to Wampler-Longacre on the Second Closing Date.



          4.   Environmental Audit

          It is  agreed that Wampler  shall be responsible  to perform and carry out, at  its expense, the following corrective  action (much of  which is recommended by the report on environmental audit referred to  in section 5.9 of the Purchase Agreement) and shall promptly cause such  corrective action  to  be undertaken  and  completed, except  as otherwise provided below:

          a.   Cleanup  of  petroleum/oil  stains  on  ground  at  the

following locations:

               i.   Monroe Processing Plant:  behind guard shack, area

                    of drumsof hydraulic/lubeoil, rearof oldlive shed;

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               ii.  Marshville  Processing Plant:  two ASTs area north

                    of vehicle  maintenance, waste oil drums area east

                    of plant, waste oil storage area north of plant;

               iii. Wingate Feedmill:  waste oil fill;

               iv.  Brown Creek Farm:  gasoline storage tank area; and

               v.   Charlotte Plant:  various dike and pavement stains

                    (clean only).



          b.   Drains to control runoff at the following locations:

               i.   Monroe Processing Plant:   install collector drain

                    in wastewater pretreatment  area, repair drain  at

                    solid waste disposal trailer;

                ii.  Marshville  Processing  Plant:   clean  wastewater

                    pretreatment plant drain, install drains  front of

                    truck  wash,   west  and  south   sides  equipment

                    maintenance  building,  vacuum pump  discharge and

                    east side live cooling shed;

               iii. Lonely   Oaks  farm:     treat   drain  at   truck

                    disinfection area; and

               iv.  Brown  Creek  Farm:     treat   drains  at   truck

                    disinfection area and poultry litter site.

          c.   Removal and replacement of two USTs by December 1998:

               i.   Monroe Processing Plant:  4,000 gal. gasoline UST;

               ii.  Wingate Feedmill:  1,000 gal. used oil UST.

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          d.   If requested and required by appropriate North Carolina

          agency, soil  testing and required remediation  at locations of the following six (6) removed USTs:

               i.   Monroe  Processing Plant:   20,000 gal. diesel UST

                    reportedly removed May 1988 and 10,000 gal. diesel

                    UST reportedly removed July 1976.

               ii.  Marshville  Processing Plant:   750  gal. gasoline

                    UST  and 8,000  gal. diesel  UST, both  reportedly

                    removed September 1987; and

               iii. Wingate Feedmill:  1,000 gal. fuel oil UST and 500

                    gal. fuel oil UST, both reportedly removed in 1986

                    from south side of old feedmill building.

          5.   Second Closing Date

               It  is agreed  that the  Second Closing  Date shall  be

October 26,  1994 and  not as  provided for  in Section 2.1(d)  of the

Purchase Agreement.


          6.   Allocation

               In light of the  post-closing adjustments, it is agreed

that  the allocation of the purchase price contained in Section 2.3 of the  Purchase  Agreement should  be revised  to reflect  the following allocations:


               Land                              $  3,491,634
               Land Improvements                      864,797
               Buildings and related components    14,398,022
               Equipment                           15,574,485
                                                   ----------
                                      Total       $34,328,938

               Investment in Partnership         $  1,413,728

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The  parties also agree to file as required Form 8594 in substantially the form as attached hereto as Schedule 6.


          7.   Indemnification

               For   the  purposes  of   Section 16.1(a)(iii)  of  the

Purchase  Agreement,  the  liabilities  and  obligations  specifically assumed  by  Wampler-Longacre shall  include  all  liabilities of  the nature or type described or referred to in Section 2 hereof.



          8.   No Default

               Each party  acknowledges and  agrees that no  party has

been or  is  now  in  default  under the  Purchase  Agreement  in  the performance  of its obligations relating  to the determination of Post

Closing  Adjustments,  Assumed  Liabilities  and  liabilities  of  the

Business to be retained by Cuddy.



          9.   Confirmation of Purchase Agreement

               The Purchase Agreement  as supplemented and amended  by

this  First Amending  Agreement is hereby  confirmed and  the Purchase

Agreement and  this First Amending  Agreement shall hereafter  be read together and shall  have effect as if  all the provisions thereof  and hereof were contained in one instrument.  Unless the context otherwise

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requires, the word "Agreement" and the expressions "herein", "hereof",

"hereunder"  and similar  expressions used  in the  Purchase Agreement mean or refer to the Purchase Agreement as supplemented and amended by this First Amending Agreement.



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          IN  WITNESS  WHEREOF  the  parties have  caused  this  First

Amending  Agreement  to  be  executed  by  their  respective  officers hereunto duly authorized as of the day and year first above written.




          CUDDY FARMS, INC.
          a North Carolina corporation

          By:____/s/ Vaughn L. Correll_____________
               Its Executive V.P., Sec/Treas


          CUDDY INTERNATIONAL CORPORATION
          an Ontario corporation

          By:___/s/ Robert B. Clark_______________
               Its Secretary


          WAMPLER-LONGACRE, INC.
          a Virginia Corporation

          By:___/s/ James L. Mason_______________
               Its President


          WLR FOODS, INC.
          a Virginia Corporation

          By:__/s/ James L. Keeler________________
               Its President







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